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Exhibit 10.51

CONFIDENTIAL

SETTLEMENT AGREEMENT AND RELEASE

        This SETTLEMENT AGREEMENT AND RELEASE is entered into as of February 22, 2001 by and among Thomas L. Keltner ("Keltner"), Promus Hotel Corporation ("Promus") and Hilton Hotels Corporation ("Hilton").

        WHEREAS, on or about November 22, 1999, Keltner and Hilton agreed that, notwithstanding any Release subsequently granted to Promus or Hilton, 125,000 stock options which had been granted to Keltner on December 19, 1997 at a strike price above $38.50 (hereinafter referred to simply as the "Promus Options") would be treated as least as favorably as the "out of the money" options granted to other similarly situated executive officers of Promus; and

        WHEREAS, on or about November 30, 1999, Keltner executed a Release of certain claims against Promus, Hilton and Chicago Hilton, Inc. relating to certain stock options held by Keltner including the Promus Options all of which were subject to certain vesting, cash-out and/or cancellation terms in the Promus 1997 Equity Participation Plan and the Promus-Hilton Merger Agreement; and

        WHEREAS, former Promus executive officers Richard Kelleher and William Perocchi subsequently filed arbitration demands with regard to the treatment of their "out of the money" Promus stock options. Hilton (and its subsidiaries Promus and Doubletree Corporation), Kelleher and Perocchi ultimately agreed to amicably resolve any and all claims that were or could have been asserted in their respective Arbitration proceedings; and

        WHEREAS, Keltner, Promus and Hilton have now agreed to resolve, pursuant to the following terms, any and all claims that Keltner may have with respect to the Promus Options.

        NOW THEREFORE, in full and complete satisfaction of any and all of the Released Claims (as defined herein), in consideration of the mutual promises and covenants set forth in this Agreement, the parties agree as follows:

        1.    Settlement Payment. In full and complete satisfaction of the Released Claims, Hilton agrees to pay Keltner the sum of $783,000, less amounts (if any) that are required to be withheld under any applicable federal, state or local laws relating to taxation or employment (the "Settlement Amount"). Hilton will pay this amount to Keltner within five (5) business days of the execution and delivery of this Agreement by Keltner to Hilton. Notwithstanding any prior agreement or understanding, neither Promus nor Hilton shall make any additional payment to Keltner relating to the Settlement Amount, including without limitation any "gross-up" payment of any federal, state or local tax (or penalties or interest associated with any such tax) that may be assessed with respect to such amount.

        2.    Release. (a) Subject to subparagraph (b) of this section, in consideration for the agreements of Promus and Hilton herein, Keltner, on his own behalf and on behalf of his spouse, heirs, estate, executors, administrators, successors and assigns (collectively, "Releasors"), hereby fully, irrevocably and unconditionally releases and forever discharges, Promus and Hilton, and each of their respective parents, subsidiaries, affiliates and divisions, past or present shareholders, representatives, officers, directors, employees, attorneys, agents, successors and assigns (collectively, "Releasees"), from any and all claims, rights, causes of action, liability, costs, expenses, attorney's fees or amounts or benefits of any nature (other than amounts payable to Keltner pursuant to the express terms of this Agreement), that were asserted, or could have been asserted by the Releasors relating in any way to Keltner's Promus Options including, without limitation, any claim relating to the granting, vesting, exercise, conversion or cancellation of the Promus Options that Releasors, or any of them, now have, ever had, or may hereafter have, whether known or unknown, suspected or unsuspected at any time up to and including the date of this Agreement, whether arising under any alleged contractual relationship, express or implied, or benefit plan, or under tort, or under any federal, state or local labor, employee benefit or fair employment practice law, the U.S. Constitution or any civil rights law, or any other claim arising under local, state, or federal law or any other duty or obligation of any kind or description (the "Released Claims").

          (b)  Notwithstanding section 2(a), Promus and Hilton acknowledge and agree that the Release provided under section 2(a) shall not affect the current benefits and rights of Keltner in his capacity as an employee and executive officer of Hilton, all of which Hilton shall continue to provide to Keltner (or to his spouse, dependents or successors, but only to the extent provided for under the governing plans or agreements), subject to all of the terms and conditions applicable to such benefits under the applicable plans or agreements.

        3.    Confidentiality. (a) Keltner shall keep confidential the existence of this Agreement, the terms of this Agreement, and all communications between or among Keltner (and/or his attorneys or agents) and Promus and/or Hilton (or their respective attorneys or agents) relating in any way to the negotiation of the November 22, 1999 Release Agreement, the Kelleher / Perocchi Arbitrations and/or settlements, or the negotiation of the settlement herein. Keltner further covenants that he shall notify Hilton's General Counsel of any request for information made by any third party that may be subject to the foregoing confidentiality restrictions. Notwithstanding the foregoing, in response to inquiries to Keltner concerning such matters, Keltner may disclose, without further elaboration or comment (whether verbal or non-verbal) that all issues relating to the Promus Options have been resolved and that he is not permitted to comment further. Further, this provision shall not prevent Keltner from disclosing such information to his spouse, or to his attorneys or accountants for the purposes of obtaining professional advice, provided that prior to any such disclosure such persons are informed of, and agree to be bound by, the confidentiality restrictions provided for herein. Finally, Keltner shall be permitted to make disclosures that are required by law or are necessary to respond to any inquiry made by any regulatory or taxing authority, provided that Keltner shall provide Hilton with sufficient notice of such an inquiry to permit Hilton to intervene in order to object to, or to seek appropriate confidentiality restrictions in connection with, the disclosure of such information.

          (b)  In the event of a breach by Keltner of section 3(a), Promus and/or Hilton shall be entitled to recover from Keltner, as liquidated damages, the amount of $117,450.00. The parties agree that this amount is reasonable under the circumstances. Any dispute as to whether Keltner has breached his obligations under section 3(a) of this Agreement shall be subject to arbitration by a single neutral arbitrator under the Commercial Arbitration Rules of the American Arbitration Association, with such arbitration to be held in Memphis, Tennessee. The prevailing party in any such arbitration shall be entitled to reimbursement by the non-prevailing party of the attorneys' fees and expenses reasonably incurred by the prevailing party in connection with such arbitral proceeding.

        4.    No Admission. Promus and Hilton are entering into this Agreement solely to avoid the burden, expense and distraction of further negotiations and to bring finality to the issue. Promus and Hilton expressly deny that they (or any of their directors, officers, employees, attorneys or agents) have violated any contract, benefit plan, law or statute or have failed to satisfy any duty or obligation whatsoever, or that they have committed any tort or engaged in any wrongful conduct. This Agreement and the terms hereof shall not be offered into evidence and shall not be admissible in any proceeding, other than a proceeding to enforce its provisions.

        5.    Acknowledgment. Keltner acknowledges that he is entering into this Agreement freely and of his own will; that in entering into this Agreement he has not relied upon any representation by Promus or Hilton or any of their respective attorneys or agents; that he has had the opportunity to consult with competent legal counsel in connection with the negotiation and execution of this Agreement; and that he has reviewed all of the provisions of this Agreement prior to signing the Agreement.

        6.    Entire Agreement and Amendments. This Agreement constitutes the entire agreement among the parties and supersedes all express or implied prior agreements, whether written or oral, concerning the Promus Options, including without limitation, the November 22, 1999 Agreement. Notwithstanding the foregoing, this Agreement does not affect in any way the November 30, 1999 Release and/or Keltner's current rights and benefits to which he may be entitled as an employee and executive officer of Hilton. This Agreement may not be modified, altered or amended in any way except by a written agreement signed by all parties hereto. Any failure by any party to insist on strict performance of any provision hereof shall not be deemed a waiver of rights to insist on strict performance of that or any other provision.

        7.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee, without regard to choice of law principles thereof.

        8.    Counterparts and Effectiveness. This Agreement may be executed in counterparts and shall become effective as of the date stated above upon the execution and delivery of signed counterparts by all parties.

By:	/s/ THOMAS L. KELTNER Thomas L. Keltner
HILTON HOTELS CORPORATION
By:	/s/ MADELEINE A. KLEINER Madeleine A. Kleiner Executive Vice President, General Counsel and Corporate Secretary
PROMUS HOTEL CORPORATION
By:	/s/ MADELEINE A. KLEINER Madeleine A. Kleiner Executive Vice President, General Counsel and Corporate Secretary

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SETTLEMENT AGREEMENT AND RELEASE